Exhibit 10.2

GOLDEN ENTERTAINMENT, Inc.

Non-Employee DIRECTOR COMPENSATION PROGRAM

(As Amended Through June 5, 2018)

Non-employee members of the board of directors (the “Board”) of Golden Entertainment, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”).  The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Program shall remain in effect until it is revised or rescinded by further action of the Board.  This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements between the Company and any of its Non-Employee Directors.

1.Cash Compensation.

(a)Annual Retainers.  Each Non-Employee Director shall be eligible to receive an annual retainer of $60,000 for service on the Board.

(b)Additional Annual Retainers.  In addition, a Non-Employee Director shall receive the following additional annual retainers, as applicable:

(i)Audit Committee.   A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $25,000 for such service.  A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $12,500 for such service.

(ii)Compensation Committee.  A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $20,000 for such service.  A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

(iii) Corporate Governance Committee.   A Non-Employee Director serving as Chairperson of the Corporate Governance Committee shall receive an additional annual retainer of $15,000 for such service.  A Non-Employee Director serving as a member of the Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(iv) Compliance Committee.   A Non-Employee Director serving as Chairperson of the Compliance Committee shall receive an additional annual retainer of $20,000 for such service.  A Non-Employee Director serving as a member of the Compliance Committee (other than the Chairperson) shall receive an additional annual retainer of $10,000 for such service.

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(c)Payment of Retainers.  The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2.Equity Compensation.  Non-Employee Directors shall be granted the equity awards described below.  The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2015 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the Equity Plan.  All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock awards hereby are subject in all respects to the terms of the Equity Plan. For the avoidance of doubt, the share numbers in this Section 2 shall be subject to adjustment as provided in the Equity Plan.

(a)Annual Awards.  Commencing June 5, 2018, a Non-Employee Director who (i) is serving on the Board as of the date of any annual meeting of the Company’s stockholders on or after such date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted, on the date of such annual meeting, such number of restricted stock units as is equal to (A) $162,500 divided by (B) the average closing price per share of the Company’s common stock on the Nasdaq Stock Market (or such other established stock exchange or national quotation system on which the Company’s common stock is quoted) for the 20-trading day period ending on (but including) the trading day preceding the date of grant.  The awards described in this Section 2(a) shall be referred to as “Annual Awards.”

(b)Termination of Employment of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will, to the extent that they are otherwise eligible, be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(a) above.

(c)Vesting of Awards Granted to Non-Employee Directors.  Subject to Section 7.1 of the Equity Plan, each Annual Award shall vest and become exercisable on the first anniversary of the date of grant, subject to the Non-Employee Director continuing in service on the Board through such vesting date.  No portion of an Annual Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter.  Subject to Section 7.1 of the Equity Plan, all of a Non-Employee Director’s Annual Awards shall vest in full upon the occurrence of a Change in Control (as defined in the Equity Plan), the Non-Employee Director’s death or the Non-Employee Director’s termination of service due to his Disability (as defined in the Equity Plan), to the extent outstanding at such time.

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